                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            HINES HORTICULTURE, INC.


                                   ARTICLE I
                                   ---------

                                      NAME
                                      ----

          The name of the corporation is Hines Horticulture, Inc. (hereinafter referred to as the "Corporation").
                    -----------


                                   ARTICLE II
                                   ----------

                               REGISTERED OFFICE
                               -----------------

          The registered office of the Corporation within the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.


                                  ARTICLE III
                                  -----------

                                    PURPOSE
                                    -------

          The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("Delaware General Corporation Law").


                                   ARTICLE IV
                                   ----------

                                 CAPITAL STOCK
                                 -------------

          Part A.   General.  The Corporation shall be authorized to issue
          -------   -------
62,000,000 shares, consisting of: (i) 2,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"); and (ii) 60,000,000 shares of
                            ---------------
Common Stock, par value $0.01 per share (the "Common Stock").
                                              ------------

          Part B.   Preferred Stock.  Authority is hereby expressly vested in
          -------   ---------------
the Board of Directors of the Corporation (each member thereof, a "Director," and collectively, the "Board of Directors" or the "Board"), without further action by the Corporation's stockholders, subject to the provisions of this
Article IV and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of a majority of the total number of the Directors then in office:

          (1)  The designation of such series;

          (2) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock and whether such dividends shall be cumulative or non-cumulative;

          (3) Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

          (4) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          (5) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

          (6) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;

          (7) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (8) The provisions as to voting, optional and/or other special rights and preferences, if any, including, without limitation, the right to elect one or more Directors.

          Part C.   Common Stock.  Except as otherwise provided by the Delaware
          -------   ------------
General Corporation Law or this Restated Certificate of Incorporation (the "Restated Certificate"), and subject to the rights of holders of any series of
 --------------------
Preferred Stock, the holders of record of Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise and, are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section B of this Article IV.

          (1) The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same of the Corporation's capital stock.

          (2) No holder of Common Stock shall have any preemptive, subscription, redemption, conversion or sinking fund rights with respect to the Common Stock, or to any obligations convertible (directly or indirectly) into stock of the Corporation whether now or hereafter authorized.

          (3) Except as otherwise provided by the Delaware General Corporation Law or the Restated Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.


                                   ARTICLE V
                                   ---------

        CERTAIN RESTRICTIONS ON THE TRANSFER OF THE CORPORATION'S STOCK
        ---------------------------------------------------------------

          Part A.   Transfer Restrictions. In order to preserve the ability of
          ------    ---------------------
the Corporation and its Subsidiaries (as defined) to receive water subject to Reclamation Law (as defined), the following restrictions shall apply until the earlier of (x) the date on which neither the Corporation nor any of its Subsidiaries receives or is seeking to qualify to receive such water, as determined by the Board of Directors and (y) such other date (if any) as shall be designated by the Board of Directors upon a written determination by the Board of Directors that the continuation of the restrictions in this Article V is no longer in the best interests of the Corporation. (The date on which the restrictions of this Article V expire hereunder is sometimes referred to herein as the "Expiration Date.")
        ---------------

          A1.  Definitions.  For purposes of this Article V:
               -----------

          An "Affiliate" of a specified Person is a Person that directly, or
              ---------
indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Beneficial Interest" shall have the same meaning as such term has in
           -------------------
the definition of "Indirect" and in the attribution provisions under Reclamation Law.

          "Eligible" shall have the meaning as defined under Reclamation Law.
           --------

          "Indirect" shall have the meaning as defined under Reclamation Law.
           --------

          "Ineligible Person" shall mean any Person who, as a result of
           -----------------
acquiring a Beneficial Interest in the Corporation, renders any portion of the Landholdings of the Corporation or any of its Subsidiaries ineligible to receive Irrigation Water.

          "Irrigation Water" shall have the meaning as defined under Reclamation
           ----------------
Law.

          "Landholder" shall have the meaning as defined under Reclamation Law.
           ----------

          "Landholdings" shall have the meaning as defined under Reclamation
           ------------
Law.

          "Merger" shall mean the merger of Hines Holdings, Inc., a Nevada
           ------
corporation, with and into the Corporation.

          "Person" shall mean any natural person or any "legal entity or entity"
           ------
as such terms are defined under Reclamation Law.

          "Preexisting Reporting Person" shall mean the Company, Madison
           ----------------------------
Dearborn Capital Partners, L.P., Blooming Farm, Inc., California State Teachers Retirement System, California Public Employees Retirement System, First Chicago NBD Corp. and Virginia Retirement System.

          "Reclamation" means the Bureau of Reclamation, U.S. Department of the
           -----------
Interior, or any other government agency or authority which becomes responsible as the successor to the Bureau of Reclamation for the administration of the Reclamation Law.

          "Reclamation Law" shall mean the Reclamation Act of 1902 and Acts
           ---------------
supplementary thereto and amendatory thereof (43 USC (S) 371 et seq.), including, but not limited to, the Reclamation Reform Act of 1982 (43 USC (S) 390 aa, et seq.), and any rules and regulations promulgated thereunder, as from time to time amended.

          "Stock" refers to all classes of capital stock of the Corporation and
           -----
all other Beneficial Interests in the Corporation.

          "Subsidiary" means an Affiliate controlled by the Corporation
           ----------
directly, or indirectly through one or more intermediaries.

          "Transfer" shall mean any conveyance, by any means, of legal or
           --------
beneficial ownership (direct or indirect) of Stock, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) Stock (and any reference in this Article V to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred).

          "Transferee" means any Person to whom Stock is Transferred.
           ----------

          "Transferee Undertaking" shall mean a written undertaking in form and
           ----------------------
substance satisfactory to the Corporation which has been duly executed and delivered by the Transferee (and, if requested by the Corporation, accompanied by an opinion of counsel reasonably satisfactory to the Corporation regarding due authorization, execution, delivery, no conflict and enforceability) pursuant to which the Transferee agrees (i) to submit, and to cause its Affiliates to submit, all certifications, reports and other information required under Reclamation Law (which submissions shall be timely delivered, shall be responsive to the applicable form or information requirement and shall be true and correct), and to promptly deliver a copy of all such submissions to the Secretary of the Corporation, and (ii) not to take any action or fail to take any action, and to cause its Affiliates not to take any action or fail to take any action, which would limit, or would reasonably be expected to limit, the amount of land on which the Corporation or any of its Subsidiaries would otherwise be eligible to receive Irrigation Water under Reclamation Law.

          A2.  Prohibited Transfers.  From and after the effective time of the
               --------------------
Merger, no Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (a) would be to a Transferee who would be an Ineligible Person; or (b) would cause the Transferee to be subject to the reporting, certification and/or information requirements under Reclamation Law, unless, in the case of this clause (b), the Transferee has previously executed and delivered to the Corporation a Transferee Undertaking in form and substance satisfactory to the Corporation; provided, however, nothing in this Article V shall prohibit the Transfer of any Stock to a Preexisting Reporting Person or prohibit the Transfer of any interest in any Preexisting Reporting Person.

          A3.  Board Consent to Certain Transfers.  The Board of Directors may
               ----------------------------------
permit any Transfer of Stock that would otherwise be prohibited pursuant to subparagraph A2 of this Article V if information relating to a specific proposed transaction is presented to the Board of Directors and the Board of Directors determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the ability of the Corporation or any of its Subsidiaries to receive Irrigation Water. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a Transfer, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through such Transfer; provided, however, that any such restrictions shall be consented to by such Transferee and the certificates representing such Stock shall include an appropriate legend.

          A4.  Waiver of Restrictions.  Notwithstanding anything herein to the
               ----------------------
contrary, the Board of Directors may waive any of the restrictions contained in subparagraph A2 of this Article V in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the ability of the Corporation and its Subsidiaries to receive Irrigation Water.

          Part B.   Purported Transfer in Violation of Transfer Restriction
          ------    -------------------------------------------------------

          Unless the approval or waiver of the Board of Directors is obtained as provided in subparagraphs A3 and A4 of this Article V, any purported Transfer of Stock in excess of the Stock that could be Transferred to the Transferee without restriction under subparagraph A2 of this Article V shall not be effective to Transfer record, beneficial, legal or any other ownership of such excess Stock (the "Prohibited Shares") to the purported acquiror (the "Purported
                   -----------------                                   ---------
Acquiror"), who shall not be entitled to any rights as a stockholder of the
--------
Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Any purported record, beneficial, legal or other owner of Prohibited Shares shall be deemed to be a "Purported Acquiror" of such Prohibited Shares. If there is more than one Purported Acquiror with respect to certain Prohibited Shares (for example, if the Purported Acquiror of record ownership of such Prohibited Shares is not the Purported Acquiror of beneficial ownership of such Prohibited Shares), then references to "Purported Acquiror" shall include any or all of such Purported Acquirors, as appropriate. The following provisions, to the extent permitted by law, shall be applicable to the determination of the status and rights of Purported Acquirors and to the treatment and administration of Prohibited Shares.

          B1.  Transfer of Prohibited Shares and Prohibited Distributions to
               -------------------------------------------------------------
Agent.  Upon demand by the Corporation, the Purported Acquiror shall transfer or
------
cause the transfer of any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the
      ------------------------
"Agent").  The Agent shall sell in an arms-length transaction (through the
 -----
Nasdaq National Market, if possible, but in any event consistent with applicable law) any Prohibited Shares transferred to the Agent by the Purported Acquiror. (The proceeds of such sale shall be referred to as "Sales Proceeds.") If the
                                                    --------------
Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants
                ---------------
written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph B2 below if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this subparagraph B1 and (b) does not itself violate the provisions of this Article V shall not be effective to transfer any ownership of the Prohibited Shares.

          B2.  Allocation of Sale Proceeds, Resale Proceeds and Prohibited
               -----------------------------------------------------------
Distributions. The Sale Proceeds or the Resale Proceeds, if applicable, shall,
--------------
after reimbursing the Agent for the expenses incurred by it in performing its duties hereunder, be allocated to the Purported Acquiror up to the following amount: (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses incurred in performing its duties hereunder and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the "Subject Amounts"), shall be disposed of in such manner as shall be
     ---------------
determined by the Board of Directors in its sole discretion.

          B3.  Prompt Enforcement Against Purported Acquiror.  After learning of
               ----------------------------------------------
a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person to become a Prohibited Party (as hereinafter defined), the Corporation through its Secretary shall demand that the Purported Acquiror or the Prohibited Party Group (as hereinafter defined) surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party Group within thirty (30) business days from the date of such demand, the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph B3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that any delay in taking action on the part of the Corporation shall not constitute a waiver of any right of the Corporation to compel any transfer required by, or take any action permitted by, this Article V.

          B4.  Other Remedies.  In the event that the Board of Directors
               --------------
determines that a Person proposes to take any action in violation of subparagraph A2 of this Article V, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of subparagraph A2 of this Article V, the Board of Directors, subject to Part C of this Article V, may take such action as it deems advisable to prevent or to refuse to give effect to any purported Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such purported Transfer or other action on the books of the Corporation or instituting proceedings to enjoin such purported Transfer or other action.

          B5.  Modification of Remedies For Certain Indirect Transfers.  In the
               --------------------------------------------------------
event of any Transfer of Stock which does not involve a transfer of "securities" of the Corporation within the meaning of the Delaware General Corporation Law, as amended ("Securities"), but which would cause a Person (the "Prohibited
             ----------                                         ----------
Party") to violate a restriction provided for in subparagraph A2 of this Article
-----
V, the application of subparagraphs B1 and B2 shall be modified as described in this subparagraph B5. In such case, the Prohibited Party and/or any Person whose ownership of the Corporation's Securities is attributed to the Prohibited Party pursuant to the attribution provisions under Reclamation Law (collectively, the "Prohibited-Party Group") shall not be required to dispose of
                    ----------------------
any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of subparagraph A2 of this Article V. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in subparagraphs B1 and B2 of this
Article V, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

          Part C.   No Restriction on Settlement of Nasdaq National Market or
          ------    ---------------------------------------------------------
Exchange Transactions.  Nothing contained in this Article V shall preclude the
---------------------
settlement of any transaction involving Stock entered into through the facilities of the Nasdaq National Market or any national securities exchange. The application of the provisions and remedies described in Part B of this Article V shall be deemed not to so preclude any such settlement.

          Part D.   Obligation to Provide Information.  The Corporation may
          ------    ---------------------------------
require as a condition to the registration of the Transfer of any Stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect beneficial or legal ownership of Stock by the proposed Transferee and by Persons controlling, or controlled by or under common control with the proposed Transferee.

          Part E.   Legends.  All certificates issued by the Corporation
          ------    -------
evidencing ownership of Stock of the Corporation that is subject to the restrictions on Transfer contained in this Article V shall bear a conspicuous legend referencing the restrictions set forth in this Article V.

          Part F.   Further Action.  Subject to Part C of this Article V,
          ------    --------------
nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the ability of the Corporation and its Subsidiaries to receive Irrigation Water. The Board of Directors of the Corporation shall have the exclusive power and authority to administer this
Article V and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article V, including without limitation, the right and power to (a) interpret the provisions of this Article V, and (b) make all calculations and determinations deemed necessary or advisable for the administration of this Article V. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article V for purposes of determining whether any acquisition of Stock would jeopardize the ability of the Corporation and its Subsidiaries to receive Irrigation Water, and for the orderly application, administration and implementation of the provisions of this Article V. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent (if different from the Corporation) and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations), the Board of Directors may, to the extent not inconsistent with this Article V, adopt Bylaws, regulations and procedures, to conform the application of the provisions of this Article V to any such change in law.

          Part G.   Benefits of this Article V.  Nothing in this Article V shall
          ------    --------------------------
be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article V. This Article V shall be for the sole and exclusive benefit of the Corporation and the Agent.

          Part H.   Severability.  If any provision of this Article V or the
          ------    ------------
application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article V.

                                   ARTICLE VI
                                   ----------

                                   EXISTENCE
                                   ---------

          The Corporation is to have perpetual existence.


                                  ARTICLE VII
                                  -----------

                                    BY-LAWS
                                    -------

          In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal the By-laws of the Corporation by the affirmative vote of a majority of the total number of Directors then in office. Any alteration or repeal of the By-laws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote on such alteration or repeal, subject to Article X hereof and Article VII of the Corporation's By-laws.


                                 ARTICLE VIII
                                 ------------

                          STOCKHOLDERS AND DIRECTORS
                          --------------------------

          Part A.   Stockholder Action.  Election of Directors need not be by
          -------   ------------------
written ballot unless the By-laws of the Corporation so provide. Subject to any rights of holders of any series of Preferred Stock, from and after the date on which the Common Stock of the Corporation is registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (i) any action
                                                  ------------
required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected in lieu thereof by any consent in writing by such stockholders, (ii) special meetings of stockholders of the Corporation may be called only by either the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of Directors then in office or by the chief executive officer of the Corporation and (iii) advance notice of stockholder nominations of persons for election to the Board of Directors of the Corporation and of business to be brought before any annual meeting of the stockholders by the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

          Part B.   Vacancies and Newly Created Directorships.  Subject to any
          -------   -----------------------------------------
rights of holders of any series of Preferred Stock to fill such newly created Directorships or vacancies, any newly created Directorships resulting from any increase in the authorized number of Directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal from office for cause shall, unless otherwise provided by law or by resolution approved by the affirmative vote of a majority of the total number of Directors then in office, be filled only by resolution approved by the affirmative vote of a majority of the total number of Directors then in office. Any Director so chosen shall hold office until his successor shall have been duly elected and qualified, unless he shall resign, die, become disqualified or be removed for cause.


                                   ARTICLE IX
                                   ----------

                                   AMENDMENTS
                                   ----------

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything contained in this Restated Certificate to the contrary, Parts A, B and C of Article IV, Article VIII, Article X, and this
Article IX of this Restated Certificate shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class (other than any alteration or amendment to Part A of Article IV that increases the authorized number of shares of Preferred Stock or Common Stock).


                                   ARTICLE X
                                   ---------

                                   LIABILITY
                                   ---------

          Part A.   Limitation of Liability.
          -------   -----------------------

          (1) To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation's By-laws, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

          (2) Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

          Part B.   Right to Indemnification.  Each person who was or is made a
          -------   ------------------------
party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the
                                              ----------
fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of
                                              ----------
such proceeding is alleged action in an official capacity as a

Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Part C of this Article X with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Part B of this
Article X shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "advance of expenses"); provided, however,
                                      -------------------    --------  -------
that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all
                 -----------
amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication")
                                                            -------------------
that such indemnitee is not entitled to be indemnified for such expenses under this Part B or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

          Part C.   Procedure for Indemnification.  Any indemnification of a
          -------   -----------------------------
Director or officer of the Corporation or advance of expenses under Part B of this Article X shall be made promptly, and in any event within 45 days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article X is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 45 days (or, in the case of an advance of expenses, 20 days), the right to indemnification or advances as granted by this Article X shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Part B of this Article X, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination

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

prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Part B of this Article X shall be the same procedure set forth in this Part C for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

          Part D.   Insurance.  The Corporation may purchase and maintain
          -------   ---------
insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

          Part E.   Service for Subsidiaries. Any person serving as a Director,
                    ------------------------
officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a "subsidiary" for this Article
                                                  ----------
X) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

          Part F.   Reliance. Persons who after the date of the adoption of this
                    --------
provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article X in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this
Article X shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

          Part G.   Non-Exclusivity of Rights.  The rights to indemnification
          -------   -------------------------
and to the advance of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

          Part H.   Merger or Consolidation.  For purposes of this Article X,
          -------   -----------------------
references to the "Corporation" shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article X with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.


                                   ARTICLE XI
                                   ----------

                             BUSINESS COMBINATIONS
                             ---------------------

          The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

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